EXHIBIT 10.43

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) by and between COAD SOLUTIONS, INC., a Texas Corporation (the “Company”), a wholly owned subsidiary of DESIGN AUTOMATION SYSTEMS, INC., and ROBERT BRIAN COHAN (“Employee”) is hereby entered into and effective as of June 1, 1999.

RECITALS

The following statements are true and correct:

As of the date of this Agreement, the Company is engaged primarily in the business of providing application management services and consulting.

Employee is employed hereunder by the Company in a confidential relationship wherein Employee, in the course of Employee’s employment with the Company, will be instrumental in the development of the Company’s business and has and will continue to become familiar with and aware of information as to the Company’s customers, specific manner of doing business, including the processes, techniques and trade secrets utilized by the Company, and future plans with respect thereto, all of which has been and will be established and maintained at great expense to the Company; this information is a trade secret and constitutes the valuable good will of the Company.

Therefore, in consideration of the mutual promises, terms, covenants and conditions set forth herein and the performance of each, it is hereby agreed as follows:

AGREEMENTS

1.         Employment and Duties

(a)     The Company hereby employs Employee as Vice-President of the Company.  As such, Employee shall have the responsibilities, duties and authority reasonably accorded to and expected of such position and such other executive duties as are assigned to him and will report directly to the President of COAD SOLUTIONS, INC. as may be agreed between the parties or from time to time.  Employee hereby accepts this employment upon the terms and conditions herein contained and, subject to Section 1 (c), agrees to devote such time, attention and efforts as are reasonably necessary to promote and further the business of the Company.

(b)     Employee shall adhere to, execute and fulfill all reasonable and uniformly applied policies established by the Company.

(c)     Employee shall not, during the term of Employee’s employment hereunder, be engaged in any other business activity pursued for gain, profit or other pecuniary advantage if such activity interferes with Employee’s duties and responsibilities hereunder.  The foregoing limitations shall not be construed as prohibiting Employee from making personal investments in such form or manner as will neither require Employee’s services in the operation or affairs of the companies or enterprises in which such investments are made nor violate the terms of Section 3 hereof.

2.         Compensation.  For all services rendered by Employee, the Company shall compensate Employee as follows:

(a)     Base Salary.  The base salary payable to Employee shall be $120,000.00 per year, payable on a twice monthly basis on the 5th and 20th of each month.

(b)     Incentive Bonus.  The Board of Directors will review Employee’s performance and make increases to base salary and bonuses up to $60,000.00 per year based upon attainment of MBO objectives, reviewed pursuant to (C)(iv).

(c)     Executive Perquisites, Benefits and Other Compensation.  Employee shall be entitled to receive additional benefits and compensation from the Company in such form and to such extent as specified below:

(i)                  Immediate admittance for participation (without waiting period, pre-existing condition limitation or other exception) of Employee under health, hospitalization, disability, dental, life and other insurance plans that the Company may have in effect from time to time, with the benefits provided to Employee under this clause (i) to be at least equal to such benefits provided to key executives.

(ii)               Reimbursement for all business travel and other out-of-pocket expenses reasonably incurred by Employee in the performance of Employee’s services pursuant to this Agreement.  All reimbursable expenses shall be appropriately documented in reasonable detail by Employee upon submission of any request for reimbursement, and in a format and manner consistent with expense reporting policy of the Company.

(iii)            The Company may provide Employee with other executive perquisites including annualized stock options in DESIGN, the parent company of COAD SOLUTIONS, INC., as may be available to or deemed appropriate for Employee by the Board of Directors of COAD and DESIGN and participation in all other Company-wide employee benefits as available from time to time.

(iv)           All bonuses and annualized stock options to be reviewed semi-annually.

3.         Non-Competition Agreement

(a)     Employee will not, during the period of Employee’s employment by or with the Company, and for a period of one (1) year immediately following the termination of Employee’s employment under this Agreement for any reason other than the expiration of its term or termination by the Company without cause, directly or indirectly, for Employee or on behalf of or in conjunction with any other person, persons, company, partnership, corporation or business of whatever nature:

(i)                  call upon any person who is, at that time, an employee of the Company in any capacity for the purpose or with the intent of enticing such employee away from or out of the employ of the Company; or

(ii)               call upon any person or entity which is, at that time, or which has been, within one (1) year prior to that time, a customer of the Company for the purpose of soliciting or selling products or services in direct competition with the Company.

The foregoing covenant shall not be deemed to prohibit Employee from acquiring as an investment not more than three percent (3%) of the capital stock of a competing business whose stock is traded on a national securities exchange or over-the-counter.  The foregoing covenant shall not be deemed to prohibit Employee from any business practice authorized by the Board of Directors.

(b)     Because of the difficulty of measuring economic losses to the Company as a result of a breach of the foregoing covenant, and because of the immediate and irreparable damage that could be caused to the Company for which it would have no other adequate remedy, Employee agrees that the foregoing covenant may be enforced by the Company in the event of breach by Employee, by injunctions and restraining orders.

(c)     It is agreed by the parties that the foregoing covenants in this Section 3 impose a reasonable restraint on Employee in light of the activities and business of the Company on the date of the execution of this Agreement; but it is also the intent of the Company and Employee that such covenants be construed and enforced in accordance with the changing activities, business and locations of the Company throughout the term of this covenant, whether before or after the date of termination of the employment of Employee.  For example, if, during the term of this Agreement, the Company engage in new and different activities, enter a new business or establish new locations for their current activities or business in addition to or-other than the activities or business enumerated under the Recitals above or the locations currently established therefor, then Employee will be precluded from soliciting the customers or employees of such new activities or business, except as specifically provided for herein.

(d)     The covenants in this Section 3 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant.  Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and the Agreement shall thereby be reformed.

4.         Place of Performance

(a)     Employee’s duties shall be carried out in Austin, Texas, except for traveling which may be involved in the ordinary course of Employee’s duties.

(b)     The Employee may be asked to relocate at the expense of the Company.

5.         Term; Termination Rights on Termination.  The term of this Agreement shall begin June 1, 1999 and shall continue thereafter on a year-to-year basis on the same terms and conditions contained herein in effect as of the time of renewal.  This Agreement and Employee’s employment may be terminated in any one of the following ways:

(a)     Death.  The death of Employee shall immediately terminate this Agreement with no severance compensation due to Employee’s estate.  In the event of Employee’s death, Employee’s estate shall be entitled to all Base Salary, bonus, stock options or other incentives earned through the date of death.

(b)     Disability.  If, as a result of incapacity due to physical or mental illness or injury, Employee shall have been absent from full-time duties hereunder for two (2) consecutive months, then thirty (30) days after receiving written notice (which notice may occur before or after the end of such two (2) month period, but which shall not be effective earlier than the last day of such two (2) month period), the Company may terminate Employee’s employment hereunder provided Employee is unable to resume full-time duties at the conclusion of such notice period.  Also, Employee may terminate Employee’s employment hereunder if

Employee’s health should become impaired to an extent that makes the continued performance of Employee’s duties hereunder hazardous to Employee’s physical or mental health or life, provided that Employee shall have furnished the Company with a written statement from a qualified doctor to such effect and provided, further, that, at the Company’s request made within thirty (30) days of the date of such written statement, Employee shall submit to an examination by a doctor selected by the Company who is reasonable acceptable to Employee or Employee’s doctor.  In the event this Agreement is terminated as a result of Employee’s disability, Employee shall receive from the Company sixty percent (60%) of the Base Salary at the rate then in effect for whatever time period is remaining under the Term of this Agreement or for one (1) year, whichever amount is less, payable at regular pay intervals.  The Company may satisfy this obligation through provision of a disability policy covering Employee that meets the terms of this Section, with the premiums for such policy being paid by Company.

(c)     Good Cause.  The Company may terminate the Agreement ten (10) days after written notice to Employee for good cause, which shall mean:  (1) Employee’s gross negligence in the performance or intentional nonperformance (either of which continuing for ten (10) days after receipt of written notice of need to cure) of any of Employee’s material duties and responsibilities hereunder; (2) Employee’s willful, material and irreparable breach of this Agreement; (3) Employee’s willful dishonesty, fraud or misconduct with respect to the business or affairs of the Company which materially and adversely affects the operations or reputation of the Company; (4) Employee’s conviction of a felony crime; or (5) chronic alcohol abuse or illegal drug abuse by Employee.  In the event of a termination for good cause, as enumerated above, Employee shall have no right to any severance compensation.

(d)     Without Cause.  At any time after the commencement of employment, the Company or Employee may, without cause, terminate this Agreement and Employee’s employment, effective thirty (30) days after written notice is provided to the Company or to the Employee as the case may be.  Should Employee be terminated by the Company without cause during the Term, Employee shall receive from the Company, at his option, either six (6) months Base Salary (at the rate then in effect) payable in a lump-sum payment due on the effective date of termination or twelve (12) months Base Salary payable from time to time at regular intervals.  Further, any termination without cause by the Company shall operate to invalidate the terms of Section 3.  If Employee resigns or otherwise terminates Employee’s employment without cause pursuant to this Section 5(d), Employee shall receive no severance compensation and the terms of Section 3 shall be fully enforceable.

If termination of Employee’s employment arises out of the Company’s failure to pay Employee on a timely basis the amounts to which Employee is entitled under this Agreement or as a result of any other breach of this Agreement by the Company, the Company shall pay all amounts and damages to which Employee may be entitled as a result of such breach, including interest thereon and all reasonable legal fees and expenses and other costs incurred by Employee to enforce Employee’s right hereunder.  Further, none of the provisions of Section 3 shall apply in the event this Agreement is terminated as a result of a breach by the Company.

6.         Return of Company Property.  All records, designs, patents, business plans, financial statements, manuals, memoranda, lists and other property delivered to or compiled by Employee by or on behalf of the Company or their representatives, vendors or customers which pertain to the business of the Company shall be and remain the property of the Company, as the case may be, and be subject at all times to their discretion and control.  Likewise, all correspondence, reports, records, charts, advertising materials and other similar data pertaining to the business, activities or future plans of the Company which is collected by Employee shall be delivered promptly to the Company without request by it upon termination of Employee’s employment.

7.         Inventions.  Employee shall disclose promptly to the Company any and all significant conceptions and ideas for inventions, improvements and valuable discoveries, whether patentable or not, which are conceived or made by Employee, solely or jointly with another, during the period of employment, and which are directly related to the business or activities of the Company and which Employee conceives as a result of Employee’s employment by the Company.  Employee hereby assigns and agrees to assign all Employee’s interests therein to the Company or its nominee.  Whenever requested to do so by the Company, Employee shall execute any and all applications, assignments or other instruments that the Company shall deem necessary to apply for and obtain Letters Patent of the United States or any foreign country or to otherwise protect the Company’s interest therein.

8.         Trade Secrets.  Employee agrees that Employee will not, during or after the Term of this Agreement with the Company, disclose the specific terms of the Company’s relationships or agreements with significant vendors or customers or any other significant and material trade secret of the Company, to any person, firm, partnership, corporation or business for any reason or purpose whatsoever.

9.         Indemnification.  In the event Employee is made a party to any threatened, pending or completed action, suit or proceeding, whether civil or administrative (other than an action by the Company against Employee), by reason of the fact that Employee is or was performing services under this Agreement, then the Company shall indemnify Employee against all expenses (including attorneys’ fees), judgments and amounts paid in settlement, as actually and reasonably incurred by Employee in connection therewith.  In the event that both Employee and the Company are made a party to the same third-party action, complaint, suit or proceeding, the Company agrees to engage competent legal representation, and Employee agrees to use the same representation, provided that if counsel selected by Company shall have a conflict of interest that prevents such counsel from representing Employee, Employee may engage separate counsel and the Company shall pay all reasonable attorneys’ fees of such separate counsel.  Employee will not be held liable to the Company for errors or omissions where Employee has not exhibited gross, willful and wanton negligence and misconduct or performed criminal and fraudulent acts which materially damage the business of the Company.  The indemnity provisions contained herein shall be deemed to extend to protect Employee to the maximum extent permitted by law.

10.       No Prior Agreements.  Employee hereby represents and warrants to the Company that the execution of this Agreement by Employee and Employee’s employment by the Company and the performance of Employee’s duties hereunder will not violate or be a breach of any written agreement with a former employer, client or any other person or entity.  Employee agrees to indemnify the Company for any claim, including, but not limited to, attorneys’ fees and expenses of investigation, by any such third party that such third party may now have or may hereafter come to have against the Company based upon or arising out of any written non-competition agreement, invention or secrecy agreement between Employee and such third party which was in existence as of or prior to the date of this Agreement.  Company agrees to indemnify Employee for any claim, including, but not limited to, attorneys’ fees and expenses of investigation, by any third party that such third party may now have or may hereafter come to have against Employee where there was not a written non-competition agreement, invention or secrecy agreement between Employee and such third party which was in existence as of or prior to the date of this Agreement and where Employee committed no illegal or fraudulent act.

11.       Assignments; Binding Effect.  Employee understands that Employee has been selected for employment by the Company on the basis of Employee’s personal qualifications, experience and skills.  Employee agrees, therefore, that Employee cannot assign all or any portion of Employee’s performance under this Agreement.  Subject to the preceding two (2) sentences, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective heirs, legal representatives, successors and assigns.

12.       Complete Agreement.  This Agreement is not a promise of future employment.  Employee has no oral representations, understandings or agreements with the Company or any of its officers, directors or representatives covering the same subject matter as this Agreement.  This written Agreement is the final, complete and exclusive statement and expression of the agreement between the Company and Employee and of all the terms of this Agreement, and it cannot be varied, contradicted or supplemented by evidence of any prior or contemporaneous oral or written agreements.  This written Agreement may not be later modified except by a further writing signed by a duly authorized officer of the Company and Employee, and no term of this Agreement may be waived except by writing signed by the party waiving the benefit of such term.

13.       Notice.  Whenever any notice is required hereunder, it shall be given in writing addressed as follows:

To the Company:	COAD Solutions, Inc.
3200 Wilcrest, Suite 370
Houston, Texas 77042

With a copy to:	Ronald B. Pruitt
2950 North Loop West, Suite 270
Houston, Texas 77092

To Employee:	Robert Brian Cohan
5719 Abilene Trail
Austin TX 78749

Notice shall be deemed given and effective three (3) days after the deposit in the U.S. mail of a writing addressed as above and sent first class mail, certified, return receipt requested, or when actually received.  Either party may change the address for notice by notifying the other party of such change in accordance with this Section 13.

14.       Severability; Headings.  If any portion of this Agreement is held invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid or inoperative.  The Section headings herein are for reference purposes only and are not intended in any way to describe, interpret, define or limit the extent or intent of the Agreement or of any part hereof.

15.       Arbitration.  Any unresolved dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by first mediation and then, if necessary, by arbitration, conducted before a panel of three (3) arbitrators in Houston, Texas, in accordance with the rules of the American Arbitration Association then in effect.  The arbitrators shall not have the authority to add to, detract from, or modify any provision hereof nor to award punitive damages to any injured party.  The arbitrators shall have the authority to order back-pay, severance compensation, vesting of options (or cash compensation in lieu of vesting of options), reimbursement of costs, including those incurred to enforce this Agreement, and interest thereon in the event the arbitrators determine that Employee was terminated without disability or good cause, as defined in Sections 5(b) and 5(c), respectively, or that the Company has otherwise materially breached this Agreement.  A decision by a majority of the arbitration panel shall be final and binding.  Judgment may be entered on the arbitrators’ award in any court having jurisdiction.  The direct expense of any arbitration proceeding shall be borne by the Company.

16.       Governing Law.  This Agreement shall in all respects be construed according to the laws of the State of Texas with giving effect to Texas conflicts laws provisions.

17.       Counterparts.  This Agreement may be executed simultaneously in two (2) or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

COMPANY:
COAD SOLUTIONS, INC.

By:	/s/ Thomas E. Scheifler
Name:	Thomas E. Scheifler, Vice President

EMPLOYEE:

/s/ Robert Brian Cohan
ROBERT BRIAN COHAN

This Agreement subject to approval of the Board of Directors of COAD Solutions, Inc.

I, the Secretary of COAD Solutions, Inc. do hereby certify that the Board of Directors approved this Agreement on the 1st day of June, 1999.

/s/ Robert Nelson
Robert Nelson, Secretary